Summary Translation	Exhibit 4.57

 Maximum Mortgage Contract

Contract No.: 2013JIYINZUIQUANZHIZIDI13140823

Mortgagor: Ganglian Finance Leasing Co., Ltd

Mortgagee : CITIC Shijiazhuang Branch

Signing Date : August 23, 2013

Mortgage Definition :   To ensure multiple loans Party B (Pledgee) has lent to Ganglian Finance Leasing Co., Ltd., Party A (Pledgor) is willing to provide the Maximum Pledge Guarantee hereunder for Party B.

Maximum Amount: RMB150, 000,000

Mortgage Term : August 23, 2013 to February 2, 2014

 Collateral: The assets Party A mortgages to Party B as Collateral are listed in Maximum Mortgage Contract (No.2013JIYINZUIQUANZHIZIDI13140823-01). The appraised value of the Collateral is RMB 1,426,744,639.05